Notice of Change of Auditor

Pursuant to National Policy 31, Entitled

"Change of Auditor of a Reporting Issuer"

of the Canadian Securities Administrators

It is proposed that the Company will appoint J.A. Minni & Associates Inc., (the "Successor Auditor"), of 1104-750 West Pender Street, Vancouver BC. V6C 2T8

KPMG LLP Chartered Accountants (the "former Auditor") of Box 10426, 777 Dunsmuir Street, Vancouver, BC V7Y 1K3 has resigned as Auditor.

There were no reservations in the Former Auditor's reports in connection with:

(a) the audits of the two most recently completed fiscal years; and

(b) any period subsequent to the most recently completed period for which an audit report was issued and preceding the date of the Resignation.

The resignation and the recommendation to appoint the Successor Auditor was approved by the Board of Directors of the Company and the Company's Audit Committee.

There are no reportable events including disagreements, unresolved issues and consultations, as defined in National Policy 31, between the Company, the Former Auditor, and the Successor Auditor.

The following documentation has been reviewed by the Company's Board of Directors and Audit Committee:

(a) the Notice;

(b) a letter from the Former Auditor, addressed to the British Columbia Securities Commission (the "Commission"); and

(c) a letter from the Successor Auditor, addressed to the Commission.

DATED at Vancouver, British Columbia, this 27th day of February, 2002.

PACIFIC STRATUS VENTURES LTD.

/s/ "Harry Chew"

HARRY CHEW

President & Director